EXHIBIT 3(i)

                          CERTIFICATE OF INCORPORATION

                                       OF

                             DICTAPHONE CORPORATION



                                    ARTICLE I

                                      NAME

    The name of the corporation is DICTAPHONE CORPORATION (the"CORPORATION").


                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.


                                   ARTICLE III

                                CORPORATE PURPOSE

                  The nature of the business or purposes to be conducted or promoted is:

                           (i) to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.


                                   ARTICLE IV

                                  CAPITAL STOCK

                  The aggregate number of shares of capital stock (referred to herein as "Shares") which the Corporation shall have authority to issue is thirty million (30,000,000) Shares, of which twenty million (20,000,000) will be common stock, par value $.01 per share (the "Common Stock"), and ten million (10,000,000) will be series preferred stock, par value $.01 per share (the "Series Preferred Stock"). The Series Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series, the Board of Directors by resolution shall designate it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of a series, including any preferences, voting powers, dividend rights and redemptions, sinking funds and conversion rights. Subject to the express terms of the Series Preferred Stock outstanding at the time, the Board of Directors may increase (but not above the total number of authorized shares of the class) or decrease (but not below the total number of shares thereof then outstanding) the number of shares of such Series Preferred Stock.

         14% PAY-IN-KIND PERPETUAL PREFERRED STOCK

                  1. DESIGNATION AMOUNT. The distinctive serial designation of this series shall be "14% Pay-In-Kind Perpetual Preferred Stock" ("Pay-In-Kind Preferred Stock"). The number of authorized shares of Pay-In-Kind Preferred Stock shall initially be 7,500,000, which number may from time to time be increased by the Board of Directors. Shares of Pay-In-Kind Preferred Stock redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series; PROVIDED, HOWEVER, that no such issued and reacquired shares of such series shall be reissued or sold as shares of Pay-In-Kind Preferred Stock unless reissued as a stock dividend on outstanding shares of Pay-In-Kind Preferred Stock.

                  2. DEFINITIONS.  For   purposes   of   this   Certificate   of
        Designation, the following terms shall have the meanings indicated:

                  "Accrued dividends" shall mean, with respect to any share of any class or series of the Capital Stock of the Corporation, an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such share are to accrued, less the aggregate amount of all dividends theretofore paid thereon.

                 "Affiliate" shall mean, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Bank Credit Agreement" shall mean the senior secured revolving credit and term loan facilities, dated as of August 7, 1995 among the Corporation, Dictaphone U.S., Bankers Trust Company, NationsBank N.A. (Carolinas) and certain other parties thereto, as amended, supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the indebtedness under such facilities.

                  "Catch Up Dividends" shall mean the amount of dividends, if any, at any time required to be paid on a share of Pay-In-Kind Preferred Stock so that the amount of dividends paid on such share from its issue date to the payment date shall equal the amount of dividends which a holder of such share would have received on such share and on all Pay-In-Kind Preferred Stock dividend shares traceable to such share directly or by reason of Pay-In-Kind Preferred Stock dividends on such Pay-In-Kind Preferred Stock dividend shares, had the Corporation made timely payment of all Pay-In-Kind Preferred Stock dividends from such issue date.

                  "Change of Control" shall mean (I) Stonington Capital Appreciation 1994 Fund, L.P., a Delaware limited partnership, and its Affiliates, shall cease to own beneficially and control (a) at least a majority of the voting Common Stock on a fully diluted basis and (b) at least a majority of the voting power of the Corporation entitled to vote for the election of members of the board of directors of the Corporation or (II) all or substantially all of the assets of the Corporation and its Subsidiaries shall be sold, leased, transferred or otherwise disposed of.

                  "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock of such Person, but excluding any debt securities convertible into such equity.

                  "Closing Date" shall mean August 11, 1995.

                  "Dictaphone U.S." shall mean Dictaphone Corporation (U.S.), a Delaware corporation.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Indenture" shall mean the Indenture between the Corporation and Shawmut Bank Connecticut, National Association, Trustee, dated as of August 1, 1995.

                  "Management Investors" shall mean the members of the management of the Corporation and Dictaphone U.S. that shall have invested in Common Stock on the Closing Date and any other employee or non-employee director of the Corporation or Dictaphone U.S. who becomes a party to the Stockholders Agreement.

                  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Public Equity Offering" shall mean one or a series of offerings of Common Stock pursuant to one or more effective registration statements under the Securities Act of 1933, as amended, resulting in net proceeds to the Corporation of at least $50 million.

                  "Stockholders Agreement" shall mean the Stockholders Agreement among the Corporation, the Management Investors and certain other investors in Common Stock and in the Pay-in-Kind Preferred, dated as of the Closing Date.

                  "Voting Stock" of a corporation shall mean all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                  "Wholly Owned Subsidiary" shall mean a subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Corporation or a subsidiary) is owned by the Corporation or one or more Wholly Owned Subsidiaries.

                  3. RANK. The Pay-In-Kind Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, the "Junior Securities"), including, without limitation, the Corporation's Common Stock, par value $0.01 per share ("Common Stock"), and all other series of the Corporation's Preferred Stock. So long as any shares of Pay-In-Kind Preferred Stock are outstanding, the Corporation may not authorize or create, or issue, any class or series of stock that ranks senior to ("Senior Securities") or pari passu with ("Parity Securities") the Pay-In-Kind Preferred Stock with respect to either dividend rights or rights on liquidation, winding up and dissolution, nor may the Corporation issue any additional shares of Pay-In-Kind Preferred Stock (other than as a stock dividend on
         outstanding  shares  of  Pay-In-Kind  Preferred  Stock),   without  the
         affirmative vote of the holders of at least two-thirds of the outstanding shares of Pay-In-Kind Preferred Stock voting as a separate class.

                  4. DIVIDENDS. (a) The holders of shares of Pay-In-Kind Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, any Catch Up Dividends plus dividends at the annual rate per share of $1.40 per annum until July 31, 2006, and thereafter the annual dividend rate will increase by 200 basis points every twelve months, provided that under no circumstances shall the annual dividend rate per share on the Pay-In-Kind Preferred Stock (exclusive of Catch Up Dividends) exceed the greater of $2.40 per annum or $1.60 plus the amount obtained by multiplying above the prime rate from time to time of Bankers Trust Company times $10. Such dividends shall be cumulative and shall be payable quarterly in arrears on December 31, March 31, June 30 and September 30 (each of such dates being a "Dividend Payment Date" and each period between such dates being a "Dividend Period"), commencing September 30, 1995, to stockholders of record on the respective date, not exceeding 50 days preceding such Dividend Payment Date, as shall be fixed for this purpose by the Board of Directors in advance of payment of each particular dividend. Any dividend payments made with respect to shares of Pay-In-Kind Preferred Stock will be made in additional fully paid and nonassessable shares of Pay-In-Kind Preferred Stock valued at $10 per share, and the issuance of such additional shares shall constitute full payment of such dividend. The Corporation shall make such dividend payment on such Dividend Payment Date in additional shares of Pay-In-Kind Preferred Stock to the extent permitted by applicable law, regardless of the terms of any other securities of the Corporation or any contract or other agreement to which it may be a party. All dividends paid with respect to shares of Pay-In-Kind Preferred Stock pursuant to this paragraph 4(a) shall be paid pro rata to the holders entitled thereto. The Corporation will issue, if necessary, fractions of a share of Pay-In-Kind Preferred Stock as part of the payment of any dividend paid in additional shares of Pay-In-Kind Preferred Stock. All shares of Pay-In-Kind Preferred Stock which may be issued as a dividend with respect to the Pay-In-Kind Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

                  (b) Dividends on shares of Pay-In-Kind Preferred Stock issued on the Closing Date shall be fully cumulative and shall accrue (whether or not earned or declared) from the Closing Date; PROVIDED, HOWEVER, that dividends on any share of Pay-In-Kind Preferred Stock issued as dividends shall be fully cumulative and shall accrue (whether or not earned or declared) from the applicable Dividend Payment Date. Accumulated unpaid dividends for any past Dividend Periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors. Except for Catch Up Dividends, Holders of Pay-In-Kind Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

                  (c) So long as any shares of Pay-In-Kind Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on the Common Stock or any other shares of Junior Securities, (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities or
         (iii) make any distribution in respect of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, in any such case either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities to holders of such Junior Securities), and shall not permit any corporation or other
         entity  directly  or  indirectly   controlled  by  the  Corporation  to
         purchase, redeem or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities; provided, however, that the Corporation may pay regular dividends on the Common Stock following a Public Equity Offering; and PROVIDED, FURTHER, that the Corporation may redeem or repurchase shares of Common Stock issued to Management Investors, pursuant to the terms of the Stockholders Agreement, if such Management Investor has been terminated from his position with the Corporation or any of its subsidiaries due to death, Disability (as defined in the Stockholders Agreement), Retirement (as defined in the Stockholders Agreement) or Involuntary Termination (as defined in the Stockholders Agreement).

                  5. LIQUIDATION PREFERENCE. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, including the Common Stock, the holders of Pay-In-Kind Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $10 for each share outstanding (which amount is hereinafter referred to as the "liquidation preference"), together with an amount in cash equal to all accrued and unpaid dividends thereon, including Catch Up Dividends, to the date fixed for liquidation, dissolution or winding up. Except as provided in the preceding sentence, holders of Pay-In-Kind Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Pay-In-Kind Preferred Stock, then the holders of all such shares shall share ratably in any distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Pay-In-Kind Preferred Stock are entitled were paid in full. After payment of the full amount of the liquidation preference to which each holder is entitled, such holders of shares of Pay-In-Kind Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

                  (b) For the purpose of this paragraph 5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  6. REDEMPTION. (a) Subject to subparagraph (d) of this paragraph 6, to the extent the Corporation shall have funds legally available for such redemption, the Corporation, at the option of the Board of Directors, may redeem, in whole or in part, the shares of Pay-In-Kind Preferred Stock at the time outstanding, at any time or from time to time, upon notice given as hereinafter specified, at $10.50 per share together with all accrued and unpaid dividends, including Catch Up Dividends, reducing on August 1, 1996 to $10.40 per share plus all accrued and unpaid dividends, on August 1, 1997 to $10.30 per share plus all accrued and unpaid dividends, on August 1, 1998 to $10.20 per share plus all accrued and unpaid dividends, on August 1, 1999 to $10.10 per share plus all accrued and unpaid dividends and on August 1, 2000 to $10 per share plus all accrued and unpaid dividends.

                  (b) In the event of partial redemptions of Pay-In-Kind Preferred Stock, the shares to be redeemed will be determined by lot or pro rata, at the sole option of the Corporation; provided, however, that the Board of Directors may redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation. On and after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Pay-In-Kind Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price and accrued and unpaid dividends thereon to the redemption date.

                  (c) Upon (i) the public offering of securities of the Corporation any of the net proceeds of which are not used to pay down any debt obligations of the Corporation that are senior to the Pay-In-Kind Preferred Stock or are used by the Corporation for an acquisition or (ii) the registration of Common Stock in a secondary offering, each holder of record of shares of Pay-In-Kind Preferred Stock will have the right to require that the Corporation redeem such holder's shares at a redemption price in cash equal to $10 per share plus all accrued and unpaid dividends, including Catch Up Dividends, to the date fixed for redemption.

                           In the case of an offering of the type described in clause (i) or (ii), the Corporation shall provide each holder of Pay-In-Kind Preferred Stock notice in writing of such offering no later than 10 days after the filing of the initial registration statement related to such offering. Such notice shall provide a brief description of such registration statement and of such holder's rights under this subparagraph (c), and shall include a copy of this paragraph 6. Each holder, in order to exercise its rights pursuant to this subparagraph
         (c), shall, within twenty days of the date of the notice of the Corporation described in the first sentence of this paragraph, provide notice of its election to exercise such rights and shall specify the number of shares of Pay-In-Kind Preferred Stock with respect to which it elects to exercise such rights. The Corporation shall redeem such shares on a date no later than the 30th day succeeding the closing of an offering pursuant to clause (i) or (ii), as the case may be, and shall provide notice thereof in accordance with the provisions of paragraph 6(f).

                  (d) Shares of Pay-In-Kind Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that no such issued and reacquired shares of Pay-In-Kind Preferred Stock shall be reissued or sold as Pay-In-Kind Preferred Stock, unless reissued as a stock dividend on outstanding shares of Pay-In-Kind Preferred Stock.

                  (e) Notwithstanding the foregoing provisions of paragraph 6(a) hereof, unless the full cumulative dividends, including Catch Up Dividends, on all outstanding shares of Pay-in-Kind Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Pay-In-Kind Preferred
         Stock shall be redeemed pursuant to paragraph 6(a) hereof unless all outstanding shares of Pay-In-Kind Preferred Stock are simultaneously redeemed.

                  (f) Notice of every redemption of shares of Pay-In-Kind Preferred Stock shall be mailed by first class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date;
         (ii) the total number of shares of Pay-In-Kind Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of the shares of such holder to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                  (g) Notice having been mailed as aforesaid and provided that on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Pay-In-Kind Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Pay-In-Kind Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and all dividends accrued and unpaid to the date fixed for redemption) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (h) If such  notice of  redemption  shall have been duly given and if, prior to the redemption date, the Corporation shall have irrevocably deposited the funds by the Corporation with a bank or trust company in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, holders of the shares of Pay-In-Kind Preferred Stock called for redemption shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to such shares (including dividends thereon accrued after such redemption date) except the right to receive payment of the redemption price (including all dividends accrued and unpaid to the date fixed for redemption) upon surrender of their certificates. Any funds deposited and unclaimed at the end of one year and eleven months from the date fixed for redemption shall be repaid to the
         Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation for payment of the redemption price. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $50,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time.

                  7. CHANGE OF CONTROL. (a) Upon the occurrence of a Change of Control, each holder of record of the shares of Pay-In-Kind Preferred Stock will have the right to require that the Corporation redeem such holder's shares at a redemption price in cash equal to $10 per share plus all accrued and unpaid dividends, including Catch Up Dividends, to the date fixed for redemption.

                  (b) On and after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Pay-In-Kind Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price and accrued and unpaid dividends, including Catch Up Dividends, thereon to the redemption date.

                  (c) Shares of Pay-In-Kind Preferred Stock which have been issued and reacquired or redeemed pursuant to paragraph 7(a) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided, however, that no such issued and reacquired shares of Pay-In-Kind Preferred Stock shall be reissued or sold as Pay-In-Kind Preferred Stock, unless reissued as a stock dividend on outstanding shares of Pay-In-Kind Preferred Stock.

                  (d) Following any Change of Control, notice shall be mailed by first class mail, postage prepaid, and mailed within 30 days of such Change of Control addressed to the holders of record of the shares at their respective last addresses as they shall appear on the books of the Corporation. Each such notice shall state: (i) that a Change of Control has occurred and that such holder has the right to require the Corporation to redeem such holder's shares at a redemption price in cash equal to $10 per share, together with all accrued and unpaid dividends, including Catch Up Dividends, to the date of redemption;
         (ii) the circumstances and, to the extent available, relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization of the Corporation or other relevant entity after giving effect to such Change of Control); (iii) the redemption date (which shall be not less than 30 days nor more than 60 days from the date such notice is mailed); (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the instructions determined by the Corporation, consistent with such provision, that a holder must follow in order to have its shares redeemed.

                  (e) If the Corporation  shall fail to discharge its obligation to redeem shares of Pay-In-Kind Preferred Stock pursuant to paragraph 6(c) or 7(a) hereof (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Pay-In-Kind Preferred Stock shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distribution  on,  or,  directly  or  indirectly,  purchase,  redeem or satisfy any mandatory redemption sinking fund or other similar obligations in respect of, Junior Securities (other than as a result of a reclassification of Junior Securities, or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, or other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights or options exercisable for or convertible into any of the Junior Securities.

                  (f) The provisions of paragraphs 6(g) and 6(h) shall apply to redemptions by the Corporation pursuant to paragraph 6(c) or 7(a).

                8. VOTING RIGHTS. (a) Except as otherwise provided in this paragraph 8 or as otherwise from time to time provided by law, the holders of shares of Pay-In-Kind Preferred Stock shall have no voting rights and all voting rights in the Corporation shall be vested exclusively in the holders of the Common Stock of the Corporation. The original holder of Pay-In-Kind Preferred Stock shall be entitled to one observer at the Corporation's Board of Directors meetings, shall, upon execution of a confidentiality agreement satisfactory to the Corporation, be provided with a copy of all materials furnished to members of the Board of Directors and its observer shall be entitled to reimbursement of his or her travel expenses to such meetings, which rights shall be transferable to a successor trustee or similar successor and to a Person acquiring a majority of the original holder's Pay-In-Kind Preferred Stock.

                  (b) (i) If and whenever six full quarterly dividends (whether or not consecutive) payable on shares of Pay-In-Kind Preferred Stock shall be in arrears in whole or in part (whether or not earned or declared) or if the Corporation shall have failed to fulfill any redemption obligation with respect to the Pay-In-Kind Preferred Stock and such failure shall continue for a period of 30 days, in addition to any other legal or equitable remedy available to any Holder, the number of directors then constituting the Board of Directors of the Corporation shall be increased by two directors and the holders of all then outstanding shares of Pay-In-Kind Preferred Stock, voting separately as a class, shall be entitled to elect such additional directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of such shares of Pay-In-Kind Preferred Stock called as hereinafter provided.

                  (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Pay-In-Kind Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meeting or by the written consent of the holders of Pay-In-Kind Preferred Stock pursuant to
         Section 228 of the Delaware General Corporation Law. Such voting right shall continue until such time as (A) all dividends accumulated on Pay-In-Kind Preferred Stock shall have been paid in full and (B) the Corporation has fulfilled all redemption obligations to the extent such obligations have matured, at which time such voting right of the holders of Pay-In-Kind Preferred Stock shall terminate, subject to retesting in the event of each and every subsequent failure of the Corporation for the requisite period of time fully to pay dividends or to discharge its redemption obligations, as described above.

                  (iii) At any time after such voting power shall have been so vested in shares of Pay-In-Kind Preferred Stock and such right shall not already have been initially exercised, a proper officer of the Corporation may, and upon the written request of any holder of shares of Pay-In-Kind Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Pay-In-Kind Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws of the Corporation for a special meeting of the stockholders or as required by law.

                           Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Pay-In-Kind Preferred Stock then outstanding may designate in writing a holder of Pay-In-Kind Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as it elsewhere provided in this paragraph (8)(b)(iii) or at such other place as is selected by such person so designated. Any holder of Pay-In-Kind Preferred Stock which would be entitled to vote at any such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

                  (iv) At any meeting held for the purpose of electing directors at which the holders of Pay-In-Kind Preferred Stock shall have the right to elect directors as provided herein, the presence in person, or by proxy of the holders of the lesser of (A) a majority of the then outstanding shares of Pay-In-Kind Preferred Stock or (B) a percentage of the then outstanding shares of Pay-In-Kind Preferred Stock, which percentage is equal to the percentage of then outstanding shares of Common Stock then required to constitute a quorum for the election of directors by holders of Common Stock, shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (x) the absence of a quorum of the holders of Pay-In-Kind Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Pay-In-Kind Preferred Stock and (y) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

                  (v) The term of office of all directors elected by the holders of Pay-In-Kind Preferred Stock pursuant to paragraph (8)(b)(i) hereof in office at any time when the aforesaid voting rights are vested in the holders of Pay-In-Kind Preferred Stock shall terminate in one year or upon the election of their successors at any meeting of stockholders for the purpose of electing directors, if later. Upon any termination of the aforesaid voting rights in accordance with paragraph (8)(b)(ii) hereof, the term of office of all directors elected by the holders of Pay-In-Kind Preferred Stock pursuant to paragraph (8)(b)(i) hereof then in office thereupon shall terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to paragraph (8)(b)(i) hereof in case of the future right of the holders of Pay-In-Kind Preferred Stock to elect directors as provided herein.

                  (vi) In case of any vacancy occurring among the directors so elected, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If all directors so elected by the holders of Pay-In-Kind Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of Pay-In-Kind Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose place shall be vacant.

                  (c) In addition to any vote or consent of shareholders required by law or the Certificate of Incorporation, the consent of the holders of at least 66-2/3% of the shares of Pay-In-Kind Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                  (i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the by-laws of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of shares of Pay-In-Kind Preferred Stock; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any of the Corporation's Junior Securities, shall not be deemed to affect adversely the powers, rights or preferences of the holders of shares of Pay-In-Kind Preferred Stock; or

                  (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into any Senior Security or Parity Security; provided, however, that no such consent of the holders of Pay-In-Kind Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when the issuance of any such Senior Security, Parity Security or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Pay-In-Kind Preferred Stock at the time outstanding;

                  (iii) The merger or consolidation of the Corporation into any entity other than a corporation organized under the laws of a state of the United States; or

                  (iv) The merger or consolidation of the Corporation in which the Corporation is not the surviving entity, unless any arrearages in dividends are either cured or preserved and the holders of Pay-In-Kind Preferred Stock receive preferred stock in the surviving entity with terms substantially identical to those of the Pay-In-Kind Preferred Stock.

                  (d) Subject to paragraphs 3, 4 and 8(c) hereof, none of (i) the creation, authorization or issuance of any shares of any Junior Securities (provided that the terms of such Junior Securities are not inconsistent, or in any way conflict, with the terms of the Pay-In-Kind Preferred Stock) or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any Junior Securities, (ii) the creation of any indebtedness of any kind of the Corporation (other than indebtedness convertible into any Senior Security or Parity Security), nor (iii) the increase or decrease in the amount of authorized capital stock of any class, including the Preferred Stock, or any increase, decrease or change in the par value of any such class other than the Preferred Stock, shall be deemed to alter, change or affect adversely the powers, preferences and special rights of shares of Pay-In-Kind Preferred Stock and may be effected without the consent of the holders thereof.


                                    ARTICLE V

                                    DIRECTORS

                  (1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

                  (2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.


                                   ARTICLE VI

                INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

                  (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                  (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this
Article VI, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (4) Any  indemnification  under  Sections  (1) and (2) of this
Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of the Corporation.

                  (5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation authorized in this Article VI. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

                  (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

                  (7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the General Corporation Law.

                  (8) For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                  (9) For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

                  (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                   ARTICLE VII

                                     BY-LAWS

                  The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.


                                  ARTICLE VIII

                                    AMENDMENT

                  The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders in this Certificate of Incorporation are subject to this reservation.

                  IN WITNESS WHEREOF, DICTAPHONE CORPORATION has caused this certificate to be signed by John H. Duerden, its Chairman, Chief Executive Officer and President, and attested to by Daniel P. Hart, its Secretary, as of the 27th day of January, 1998.


                                        DICTAPHONE CORPORATION


                                        By: /S/ JOHN H. DUERDEN
                                            ____________________________________
                                            Name:      John H. Duerden
                                            Title:     Chairman, Chief Executive
                                                       Officer and President

ATTEST


By: /S/ DANIEL P. HART
    ________________________________
    Name:    Daniel P. Hart
    Title:   Secretary